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October 1, 2026

Carlsmed, Inc.

1800 Aston Ave., Suite 100

Carlsbad, CA 92008

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Carlsmed, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 465,622 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share, consisting of (a) up to 89,286 Shares that may be issued pursuant to an inducement grant of restricted stock units (“RSUs”) and up to 180,137 Shares that may be issued pursuant to an inducement grant of a stock option granted to Richard Heppenstall outside of any equity incentive plan of the Company, pursuant to an employment inducement grant within the meaning of The Nasdaq Stock Market LLC Listing Rule 5635(c)(4) (collectively, the “CFO Inducement Grants”), and (b) up to 63,735 Shares that may be issued pursuant to an inducement grant of RSUs and up to 132,464 Shares that may be issued pursuant to an inducement grant of a stock option granted to Anthony Jarc outside of any equity incentive plan of the Company, pursuant to an employment inducement grant within the meaning of The Nasdaq Stock Market LLC Listing Rule 5635(c)(4) (together with the CFO Inducement Grants, the “Inducement Grants”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the award agreements for the Inducement Grants, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the terms of the award agreements for the Inducement Grants, the Shares will be validly issued, fully paid and nonassessable.

Carlsmed, Inc. October 1, 2026 Page Two

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP